Exhibit 10.1

EAGLE MATERIALS INC.

Non-Employee Directors -- Compensation Summary

Effective August 2023 to July 2024

On an annual basis, each non-employee director of Eagle Materials Inc. (the “Company”) may select one of the following compensation packages for his or her performance of director services during the next 12 months:

(1) total annual compensation valued at $230,000, of which $105,000 is paid in cash and the remainder is provided in the form of an equity grant valued at $125,000; or

(2) an equity grant valued at $261,500.

The grant date value of the equity grant under either alternative is allocated between restricted stock and options to purchase common stock of the Company, par value $0.01 (“Common Stock”) (based upon the recommendation of the Compensation Committee) with respect to each non-employee director.

In accordance with the terms of the Eagle Materials Inc. 2023 Equity Incentive Plan, the exercise price of the stock options is set at the closing price of the Common Stock on the New York Stock Exchange (“NYSE”) on the date of grant. The number of option shares granted is determined as of the date of the grant by using the Black-Scholes method. All options granted to directors in August 2023 have a ten-year term but are subject to vesting requirements, with the options becoming fully vested (exercisable) on the earliest to occur of (i) the one-year anniversary of the date of grant; (ii) the next annual meeting of the Company’s stockholders, which is at least 50 weeks after the immediately preceding year’s annual meeting; (iii) the recipient’s retirement from the Board in accordance with the Company’s director retirement policy, or earlier under such terms and conditions as approved by the Compensation Committee; (iv) the recipient’s disability as determined by the Compensation Committee; or (v) the recipient’s death.

The number of shares of restricted stock is determined as of the date of grant using the closing price of the Common Stock on the NYSE on the date of grant. The restricted stock granted to directors in August 2023 is subject to vesting requirements, with the shares becoming fully vested (unrestricted) on the earliest to occur of (i) the one-year anniversary of the date of grant; (ii) the next annual meeting of the Company’s stockholders, which is at least 50 weeks after the immediately preceding year’s annual meeting; (iii) the recipient’s retirement from the Board in accordance with the Company’s director retirement policy, or earlier under such terms and conditions as approved by the Compensation Committee; (iv) the recipient’s disability as determined by the Compensation Committee; or (v) the recipient’s death. During the restriction period the director will have the right to vote the shares. In addition, upon the vesting of the underlying shares, the director will also be entitled to accrued cash dividends with respect to such shares that were paid to holders of Common Stock during the restriction period.

Non-employee directors who chair committees of the Board of Directors receive additional annual compensation. The chairs of the Audit Committee, Compensation Committee and Governance Committee each receive a fee of $20,000 per year. The Chairman of the Board of Directors receives a fee of $125,000 per year. Chairpersons who choose compensation package alternative one (part equity and part cash) receive this additional compensation in the form of cash. Chairpersons who choose compensation package alternative two (all equity) receive this additional compensation in the form of equity, in which case a 30% premium is added to such fees when valuing the equity to be received by such chairperson.

In certain prior years, equity grants were in some cases made in the form of restricted stock units (“RSUs”). In the case of non-employee directors who hold unvested RSUs (which currently only includes Mr. Nicolais), these directors will receive dividend equivalent units as and when the Company issues a cash dividend on the Common Stock, in accordance with the terms of the RSUs.

All directors are reimbursed for reasonable expenses of attending meetings.